UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 000-25286

CASCADE FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

2828 Colby Avenue Everett, WA 98201 (425) 339-5500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Stock, $0.01 Par Value
(Title of each class of securities covered by this form)

None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box to designate the appropriate rule provision relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)        ☒
Rule 12g-4(a)(2)        ☐
Rule 12h-3(b)(1)(i)      ☒
Rule 12h-3(b)(1)(ii)      ☐
Rule 15d-6            ☐

Approximate number of holders of record as of the certification or notice date: One

Pursuant to the requirements of the Securities Exchange Act of 1934 CASCADE FINANCIAL CORPORATION has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

June 30, 2011	By /s/ Debra L. Johnson
Date	Debra L. Johnson, Executive Vice President and CFO